Exhibit 4.20

FORM OF 2006 STOCK OPTION AGREEMENT

Pixelplus Co., Ltd. (the “Company”) and                                                   (Korean Resident ID Number: ) (the “Grantee”) hereby agree in relation to the grant of stock options (the “Stock Options”) as follows:

Article 1 (Exercise Price of the Stock Options)

KRW              per share (                 , 2006)

Article 2 (Type and Number of Shares regarding the Stock Options)

             registered common shares

Article 3 (Method of Granting Stock Options)

Pursuant to the resolution of the general meeting of shareholders of the Company dated                 , 2006 approving the grant of Stock Options to the Grantee, the Stock options shall be granted by issuance and delivery of new shares.

Article 4 (Exercise Period and Exercise Conditions of the Stock Options)

1.

The exercise period for the Stock Options of the Grantee shall be within three (3) years commencing from the 2nd anniversary of the date of Stock Option grant (            ) (commencement date:                     , expiration date:                    ), and in order to exercise the Stock Option, the Grantee shall have served the Company for two (2) years or more from the date of the Stock Option grant, which is the mandatory holding period for the Stock Option.

2.	The number of exercisable shares shall be shares for the period

between                      to                    ,              shares for the period

between                      to                    , and              shares for the period

between                      to                    , and any Stock Options not exercised during the relevant period shall be cancelled.

Article 5 (Exercise Procedures of the Stock Options)

1.	In the event that the Grantee wishes to exercise his Stock Options, the Grantee shall submit a written application to the Company.

2.	The date when the Grantee submits the written application shall be the basis date of the application of the Stock Option exercise (the “Application Date”).

3.	In cases where the Stock Options are exercised by issuance and delivery of new shares, the Grantee shall pay the subscription monies for the shares within seven (7) days from the Application Date (excluding the Application Date), and the Company shall issue and deliver new shares to the Grantee within one (1) month of the Application Date.

Article 6 (Time and Period of Exercise)

The Grantee may freely exercise the Stock Options in whole or a part during the exercise period to the extent not violating applicable laws, the articles of incorporation of the Company, the by-law on Stock Options of the Company and this agreement; provided, however, that the Company may place restrictions on the time and period of the Stock Option exercisable in one year under special circumstances.

Article 7 (Lapse of the Stock Options)

1.	The Stock Options granted hereunder shall not be transferred or provided as collateral, to a third party, and, if so transferred or provided as collateral, the Stock Options granted to the Grantee shall no longer be valid.

2.	If the Grantee resigns or retires from his position at the Company within two (2) years after the Stock Option grant hereunder, the Stock Option held by the Grantee shall become invalid, and in such case, the date of resignation or the retirement shall be the date on which the internal assignment order thereof has been rendered.

Article 8 (Cancellation of Stock Option)

In any of the following cases, the Company may cancel the Stock Options, and in such cases, the Company shall immediately notify the Grantee of the cancellation.

1.	If the Grantee incurs damages to the Company by willful misconduct or gross negligence;

2.	If the Company cannot respond to the exercise of Stock Options by the Grantee due to bankruptcy or dissolution, etc.; provided, however, that the above provision shall not apply in case of dissolution of the Company upon a merger; or

3.	If an attachment, provisional attachment, or any order/judgment of similar nature of a court or an administrative agency is placed or rendered with respect to the Stock Options and is not invalidated within two (2) months thereafter.

Article 9 (Succession of Stock Options)

In the event that the Grantee dies, the lawful heir of the Grantee may acquire the Stock Options by succession.

Article 10 (Tax Deduction)

1.	The profits realized upon the exercise of the Stock Option shall be tax-deducted in accordance with the applicable laws and regulations.

2.	If the Grantee wishes to have himself be available for any income tax deduction upon exercise of the Stock Options, the Grantee shall submit the application for such tax deduction to the Company (which is liable to withhold the Grantee’s income tax) as prescribed by the applicable laws and regulations by the date on which the Grantee receives the monthly wage for the first month of the fiscal year immediately following the fiscal year when the Grantee exercises the Stock Options (in case that the Stock Options are exercised after the retirement, the date which is after four (4) months from the month of the retirement).

Article 11 (Grantee’s Compliance with Applicable Laws)

When selling shares acquired upon the exercise of the Stock Option, the Grantee shall not violate either Article 188-2 (Prohibition on Use of Undisclosed Information) or Article 188-4 (Prohibition on Unfair Transactions such as Market Manipulation, etc.) of the Securities and Exchange Act.

Article 12 (Others)

1.	Matters not specifically provided for in this agreement shall be determined pursuant to the by-law on Stock Options of the Company, the articles of incorporation of the Company, applicable laws and regulations, and regulations of the Financial Supervisory Commission.

2.	If any term or provision of this agreement turns out to be in violation of any mandatory provisions of the applicable laws and/or regulations due to enactment, amendment, modification of the applicable laws and regulations, this agreement shall be deemed to have been amended to be in compliance with such mandatory provisions.

IN WITNESS WHEREOF, this agreement shall be executed in one (1) original, and after this agreement is signed or sealed by each of the Company and the Grantee, the Company shall keep the original and deliver a copy to the Grantee.

Attachment: Agreement of Undertakings on Stock Options

“Company”: Pixelplus Co., Ltd.	“Grantee”:
Employer: Pixelplus Co., Ltd.
Resident ID #:

Representative Director Seo Kyu Lee		Name:

Agreement of Undertakings on Stock Options

Pixelplus Co., Ltd. (the “Company”) and (Korean Resident ID Number: ) (the “Grantee”) hereby agree as follows with respect to stock options granted to the Grantee (the “Stock Options”):

Article 1

In the event that the Stock Options are cancelled on the ground that the Grantee resigns or retires from the Company due to the Company’s decision to dispatch him to a post at a company split-up from the Company, the Grantee shall not refuse the Company’s decision for such reason.

Article 2

If the Stock Options granted to the Grantee are cancelled due to a split-up of the Company, the Company shall take necessary actions to have the split-up company grant stock options, which is equivalent to the Stock Options, to the Grantee.

Article 3

The Grantee shall, in exercising the Stock Options, comply with the provisions of the by-law on Stock Options of the Company and the Stock Option Agreement, etc., and shall not disclose how many Stock Options have been granted to the Grantee and whether any Stock Options have been granted or not. If the Company directly or indirectly suffers any losses due to the Grantee’s non-compliance with the above provision, the Grantee shall not raise any objection even if the Stock Options are cancelled.

IN WITNESS WHEREOF, this agreement shall be executed in one (1) original, and after this agreement is signed or sealed by each of the Company and the Grantee, the Company shall keep the original and deliver a copy to the Grantee.

“Company”: Pixelplus Co., Ltd.	“Grantee”:
Employer: Pixelplus Co., Ltd.
Resident ID #:

Representative Director Seo Kyu Lee		Name:

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